EXHIBIT 10.50

ASSET SALE/PURCHASE AGREEMENT

THIS ASSET SALE/PURCHASE AGREEMENT (the “Agreement”) is made as of September 24, 2010 between MARKETSMART ADVERTISING, INC., a North Carolina corporation, RIGHTSTUFF, INC., a North Carolina corporation, and CHECKUP MARKETING, INC., a North Carolina corporation, (collectively, “Seller” or “Company”), and THE FINCH AGENCY, INC., a North Carolina corporation, (“Purchaser”).
RECITALS

Each Seller is engaged in the marketing business (the “Company Business”). Seller desires to sell the Company Business and substantially all of Seller’s assets relating thereto, and Purchaser desires to purchase the listed assets of the Company Business, all on the terms and subject to the conditions contained in this Agreement (the “Transaction”). Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. PURCHASE AND SALE OF ASSETS

1.1.  Agreement to Purchase and Sell.  On the terms and subject to the conditions contained in this Agreement, Purchaser shall purchase from Seller, and Seller shall sell, assign, transfer, convey and deliver to Purchaser, all of the Acquired Assets (as defined in Section 1.2 below), free and clear of all liens, security interests, claims, and encumbrances other than the Assumed Liabilities (as defined in Section 2.1 below).

1.2.  Acquired Assets.  As used in this Agreement, the “Acquired Assets” shall mean all of the assets, properties, and rights of Seller used in connection with or relating to the Company Business (but excluding the Excluded Assets as defined below) including, without limitation, the following:

(a)
All of the furniture, furnishings, equipment (including office equipment and computer hardware), supplies, inventory and other tangible personal property located in the Seller’s offices at 2530 Meridian Parkway, 2nd Floor, Durham, NC  (the "Business Office"), including, but not limited to, those items identified in Schedule 1.2(a).

(b)
all of Seller’s right, title and interest in, to and under contracts, agreements, licenses, arrangements and instruments, whether written or oral, to which Seller is a party and which relate to the Company Business including, without limitation, (i) Seller’s yet-to-be completed purchase orders and sales contracts with customers made and entered into in the ordinary course of the Company Business identified in Schedule 1.2(b) (the collectively, “Service Contracts”); and (ii) those purchase orders between Seller and its vendors made and entered into in the ordinary course of the Company Business;

(c)
all of Seller’s right to enforce all confidentially, non-solicitation, and non-competition provisions with the Transferred Employees (as defined below) and any other former employees of the Company Business;

(d)	all claims and rights with or against all persons and entities whomsoever relating to the Acquired Assets, whether such claim or right accrued prior to the Effective Date;

(e)
all intellectual property and related rights used in or relating to the Company Business (collectively, the “Intellectual Property”), including, but not limited to, those items listed on listed on Schedule 1.2(e) and all other assumed names, business names, trade names, trademarks and service marks, logos, and brand names (whether registered or unregistered); Internet domain names (including, without limitation, and all web pages linked to such web pages owned by Seller with respect to the Company Business); trade dress rights; patents; writings and other copyrightable works; trade secrets, know-how, and research and development information (whether or not patentable); all third party licenses  (including software licenses) granting any right to Seller to use any intellectual property (the “Third Party Licenses”); and all related registrations of, or applications to register any of, the foregoing with any governmental entity and any renewals or extensions thereof and any claims or causes of action arising out of or related to any infringement or misappropriation of any of the Intellectual Property;

(f)
general intangibles, including all telephone numbers (toll free and main number),  email messages of certain Company employees identified on Schedule 4.2(m) (in an electronic format), facsimile numbers, supplier lists, databanks, designs, plans, proposals, concepts, methods, processes, formulae, strategies, techniques, technical data, business and marketing plans, confidential information and other proprietary or non-public business information;

(g)	all permits and licenses, approvals, and the like issued to Seller by any governmental entity in connection with the Company Business;

(h)	all customer lists, customer records and information, and all other books and records (other than those set forth in Sections 1.3(a) and (b)) relating to the Company Business or the Acquired Assets;

(i)	all sales and promotional materials, tradeshow exhibit booths, catalogues and advertising literature relating to the Company Business or the Acquired Assets;

(j)	all goodwill of the Company Business (the “Goodwill”);

(k)	all work-in-progress related to the Company Business for unbilled services completed prior to the Effective Date;

(l)	all prepaid deposits made by Seller relating to the Company Business; and

(m)
all accounts receivable as of the Effective Date, whether or not represented by invoice, bills or other billing statements, and including all substantially completed work for which invoices have not been generated, (the “Accounts Receivable”), including, but not limited to, those items listed in Schedule 1.2(m) and all prepaid expenses as of the Effective Date (“Pre-Paid Expenses”).

1.3.  Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Acquired Assets shall not include the following assets, properties, and rights of Seller (collectively, the “Excluded Assets”):

(a)	Seller’s minute books, income tax returns, tax and accounting records;

(b)	all insurance policies;

(c)	those contracts, leases, agreements, licenses and instruments set forth on Schedule 1.3(c);

(d)	all income tax instalments paid by Seller and the right to receive any refund of income taxes paid by Seller;

(e)	all cash, deposits, securities, including the proceeds of the Seller’s stock in Prudential Life Ins. Co., and cash equivalents; and

(f)	all records of Seller’s employees who are not Transferred Employees as defined in Section 2.2(a).

2. ASSUMPTION OF LIABILITIES

2.1.  Agreement to Assume.  At the Closing (as defined below), Purchaser shall assume, and agree to discharge and perform as and when due, the following (and only the following) obligations and liabilities of Seller (collectively, the “Assumed Liabilities”):

(a)	all contractual obligations under the Service Contracts with respect to performance first due after the Effective Date (as defined below);

(b)
all trade accounts payable, accrued expenses and other trade debt and similar obligations incurred by Seller in the ordinary course of business as of the Effective Date as identified on Schedule 2.1(b) (the “Trade Accounts Payable”);

(c)           the equipment lease for the IKON color copier included in the Acquired Assets;

(d)	the Accrued Leave (as defined below);

(e)	all liabilities incurred in the operation of the Company Business first arising after the Effective Date; and

(f)	the lease of the Business Office as reflected in that Office Service Agreement dated July 13, 2009 with Regus Management Group, LLC (the “Business Office Lease”).

Except for the Assumed Liabilities, Seller shall remain solely responsible for any and all costs, expenses, debts, leases, and other liabilities incurred or accrued in connection with the Company Business prior to the Effective Date (collectively, the “Unassumed Liabilities”).

2.2.  Seller Employees.

(a)
The parties acknowledge that Purchaser may offer employment effective as of the Effective Date to some or all of the employees of Seller listed on Schedule 4.2(s) (the employees being offered such employment also as indentified on that schedule being the “Transferred Employees”).

(b)
Seller shall, effective as of the Effective Date, terminate the employment of any of the Transferred Employees who have accepted an offer of employment from Purchaser to accept employment with Purchaser and inform them of the termination of all employee benefit plans and programs, and such disclosure and termination shall otherwise satisfy and comply with any and all applicable local, state, and federal laws and regulations.

(c)
In no event shall Purchaser be deemed to have assumed or become liable for the liabilities or obligations of Seller to any Transferred Employee hired by Purchaser under any employment contract, employee benefit plan or pension plan, bonus plan, or related agreement to which Seller was a party or was otherwise bound and such Seller shall remain liable for. Notwithstanding the preceding to the contrary, Purchaser shall assume liability for the accrued paid time off and vacation pay reflected in Schedule 4.2(s) for the Transferred Employees (the “Accrued Leave”).

3. PURCHASE PRICE, PAYMENT, CLOSING AND CLOSING DOCUMENTS

3.1.  Purchase Price. The purchase price for the Acquired Assets (collectively, the "Purchase Price") shall equal $766,636.12. The parties acknowledge that the Closing will occur after the Effective Date and that the Purchase Price has been adjusted to accommodate the post-Effective Date operation of the business, including, but not limited to, deposits made in any of the Seller’s bank accounts in payment of Accounts Receivable and payments made for any Trade Accounts Payable or other Assumed Liabilities from the Seller’s bank accounts and other expenses incurred in the normal course of business shall be paid by the Buyer at the Closing.

3.2.  Payment.  The Purchase Price shall be paid by Purchaser to Seller as follows: (i) $247,146.61 (the “Down Payment”) shall be paid on the Closing Date; and (ii) the balance shall be paid in three (3) equal instalments of $173,163.17 on or before the thirtieth (30th) day after the Closing Date; on or before the sixtieth (60th) day after the Closing Date; and on or before the ninetieth (90th) day after the Closing Date, respectively. Payments shall be by wire transfer of immediately available funds payable to Wachovia Bank, N.A. for Sellers’ or their parent’s account.

3.3.  The Closing.  The closing of the Transaction (the “Closing”) shall take place at the Purchaser’s attorneys’ office as of the date of this Agreement (the “Closing Date”); but nevertheless shall be effective as of 11:59 p.m., on August 31, 2010 (the “Effective Date”).  The parties may elect to close the purchase and sale by delivery of the Closing Deliveries by “mail away,” pdf electronic delivery or similar means.

3.4.  Closing Deliveries.

(a)	Seller’s Deliveries. At the Closing, Seller shall execute (where appropriate) and deliver or cause to be delivered to Purchaser:

(i)	physical possession of all tangible Acquired Assets;

(ii)	a bill of sale in the form of Exhibit A (the “Bill of Sale”);

(iii)
originals of all Service Contracts, together with correspondence pertaining thereto not previously delivered to Purchaser, and an assignment transferring and assigning to Purchaser all of Seller’s right, title, interest in the Service Contracts in the form of Exhibit B (the “Contract Assignment”);

(iv)	consents to the assignment of all Service Contracts under which such consent is required, executed by all persons whose consent is required, in the form acceptable to Purchaser and its counsel;

(v)
copies of the Seller’s personnel files (who consent to the transfer of their personnel records) for the Transferred Employees, provided that such files may be delivered as soon as is practicable following the Closing Date;

(vi)
a certified copy of the resolutions by the directors of Seller authorizing the execution, delivery, and performance of this Agreement and the other documents and agreements contemplated by this Agreement; and

(vii)
a duly executed Amendment of Articles of Incorporation for each Seller changing its corporate name to something that does not include any of the Trade Names, along with a check to the North Carolina Secretary of State for the required filing fees.

(b)	Purchaser’s Deliveries. At the Closing, Purchaser shall execute (where appropriate) and deliver or cause to be delivered to Seller:

(i)
a certified copy of the resolutions of the directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the other documents and agreements contemplated by this Agreement;

(ii)	a list of all of the Transferred Employees whom Purchaser has elected to hire;

(iii)	the Bill of Sale and the Contract Assignment; and

(iv)	a wire of the Down Payment to Wachovia Bank, N.A. for Sellers’ or their parent’s account.

(c)
Other Deliveries.  At the Closing, each party shall also take such other actions, and execute and deliver such other documents and instruments, as are required or are reasonably requested by the other party (or its counsel), to effectuate the Closing in accordance with this Agreement. Each document and instrument delivered in accordance with this Section 3.4 shall be in form and substance reasonably satisfactory to the parties.

3.5.  Tax Allocation.  Purchaser and Seller shall agree to an allocation of the Purchase Price among the Acquired Assets.  Seller and Purchaser shall file their respective tax returns prepared in accordance with such allocation.

4. REPRESENTATIONS AND WARRANTIES

4.1.  Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller as follows, as of the Closing Date:

(a)
Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina.  Purchaser has all the necessary power and authority to own and lease its assets and conduct its business as now conducted.

(b)
Purchaser has full power and authority to enter into and perform (i) this Agreement and (ii) all documents and instruments to be executed by Purchaser pursuant to this Agreement (collectively, “Purchaser’s Ancillary Documents”). This Agreement and Purchaser’s Ancillary Documents have been duly executed and delivered by duly authorized officers of Purchaser and are, or when so executed and delivered will be, legal, valid and binding obligations of Purchaser, enforceable against it in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights.

(c)
No consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person or entity is required for the execution and delivery by Purchaser of this Agreement or any of Purchaser’s Ancillary Documents, or the consummation by Purchaser of the Transaction, other than those which have been or will be obtained by Purchaser on or before the Closing Date.

(d)
Neither the execution and delivery of this Agreement and Purchaser’s Ancillary Documents by Purchaser, nor the consummation by Purchaser of the Transaction, will conflict with or result in a breach of any of the Purchaser’s Articles of Incorporation, bylaws, or any contract, agreement, any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award binding upon Purchaser or its assets.

(e)
Purchaser is not a party to any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note, or other instrument under the terms of which performance by Purchaser according to the terms of this Agreement or Purchaser’s Ancillary Documents will be a default, or whereby timely performance by Purchaser according to the terms of this Agreement or Purchaser’s Ancillary Documents may be prohibited, prevented, or delayed.

(f)
To Purchaser’s knowledge, there is no litigation or proceeding pending, no investigation pending, or any such proceeding or investigation threatened in writing against Purchaser, before any court, governmental entity, arbitrator or other tribunal, or with respect to the consummation of the Transaction, or in the operation, use or ownership of Purchaser’s business.

4.2.  Seller’s Representations and Warranties.  Each Seller represents and warrants to Purchaser and makes the following covenants to Purchaser as follows, each of which is and shall be true and correct on the date of this Agreement:

(a)
Seller is a corporation duly organized, validly existing and in good standing, under the laws of the State of North Carolina.  Seller has all necessary power and authority to own and lease its assets and conduct the Company Business as now conducted.  Seller does not own, directly or indirectly, any equity interest in any other corporation, partnership or other entity or have the right, pursuant to a contract or otherwise, to acquire any capital stock, equity interest or other similar investment in any corporation, partnership or other entity.

(b)
Seller has full power and authority to enter into and perform (i) this Agreement and (ii) all documents and instruments to be executed by Seller pursuant to this Agreement (collectively, “Seller’s Ancillary Documents”). This Agreement has been, and Seller’s Ancillary Documents will be, duly executed and delivered by duly authorized officers of Seller and are, or when so executed and delivered will be, legal, valid and binding obligations of Seller, enforceable against them in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights.

(c)
No consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person or entity is required for the execution and delivery by Seller of this Agreement and Seller’s Ancillary Documents or the consummation by Seller of the Transaction, other than those which have been or will be obtained by Seller on or before the Closing Date.

(d)
Neither the execution and delivery of this Agreement or any of Seller’s Ancillary Documents by Seller nor the consummation by Seller of the Transactions, will conflict with or result in a breach of any of the terms, conditions or provisions of their respective Articles of Incorporation, bylaws, or other charter documents, or to the Seller’s knowledge, of any contract, agreement, statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or any governmental authority or of any arbitration award binding upon Seller or the Acquired Assets.

(e)
To the Seller’s knowledge, Seller’s books, accounts and records are, and have been, maintained in Seller’s usual, regular and ordinary manner, and all material transactions relating to the Company Business or the Acquired Assets are accurately and properly reflected in all material respects therein. To Sellers’ knowledge, all financial statements maintained in the regular course of business fairly present in all material respects the financial condition and results of operations of Seller as at the respective dates thereof and for the periods therein referred to.

(f)
Seller shall, at Closing, convey and transfer to Purchaser good and valid title to the Acquired Assets, free and clear of any liens, security interests, claims, and encumbrances (except, those Acquired Assets which are subject to leases or licenses as identified in the applicable schedule, which are assigned to and assumed by Purchaser at the Closing under the terms of this Agreement and except that Seller makes no warranty against third party claims to the ownership or prior right to use the Intellectual Property of which Seller has no knowledge)

(g)
To the best of its knowledge, Schedule 1.2(b) correctly and completely lists all Service Contracts and all other material contracts, leases, agreements and instruments relating to the Company Business or the Acquired Assets (including all amendments, supplements and other modifications thereto). All contracts, leases, agreements, and other instruments referred to in this Section 4.2(h) are, to Seller’s knowledge, in full force.  No material default by Seller has occurred thereunder and, to Seller’s knowledge, no default by the other parties thereto has occurred thereunder. To Seller’s knowledge, no event, occurrence, or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a default by Seller or, to Seller’s knowledge, any other party thereunder. All such contracts and agreements have, to Seller’s knowledge, been incurred in the ordinary course of business.

(h)
To Seller’s knowledge,  and except for certain loan facility with Wachovia Bank, N.A. (with respect to which consent shall be obtained by Seller on or before the Closing Date) and the lease of  the Business Office, Seller is a not a party to, or bound by, any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by Seller according to the terms of this Agreement will be a default or an event of acceleration, or whereby timely performance by Seller according to the terms of this Agreement may be prohibited, prevented or delayed.

(i)
To Seller’s knowledge, Seller has filed all required federal, state, provincial, municipal and local income, sales, employee, franchise and other tax returns and reports relating to the Company Business or the Acquired Assets, accurately reflecting any and all taxes owing, or any other government or subdivision thereof, or any other taxing authority, and has paid or properly accrued for all taxes shown on said returns or reports to be due and owing.

(j)
Except as identified on Schedule 4.2 (j), there is no claim, action, suit, inquiry, investigation, grievance, arbitration, litigation or judicial or administrative proceeding relating to or pending and, to Seller’s knowledge, threatened against Seller, the Company Business, or any of the Acquired Assets, before any court, governmental entity, arbitrator or other tribunal or with respect to the consummation of the Transaction or the operation, use or ownership of the Company Business or the Acquired Assets or Assumed Liabilities.

(k)
Seller is not a party to, or bound by, any judgment, decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority or arbitrator).

(l)
To Seller’s knowledge, neither Seller nor its assets or properties are in violation of, or delinquent in respect to, any law, statute or regulation of, or agreement with, or permit from, any governmental authority, including, without limitation, laws, statutes, and regulations relating to equal employment opportunities, fair employment practices, unfair labor practices, terms of employment, occupational health and safety, wages and hours and discrimination, and zoning ordinances and building codes.

(m)
Schedule 4.2(m) contains a true and complete list of all persons employed by Seller, including their (i) date of hire, (ii) current salary, (iii) bonus entitlements and terms of payment, (iv) other perquisites, and (v) vacation day entitlement and amounts used as of the Effective Date, and any other material compensation and other employment arrangements.

(n)
With respect to employees of Seller: (i) except as may be set forth on Schedule 4.2(n), there is no pending or, to the knowledge of Seller, threatened employee grievance charges. Seller shall indemnify Purchaser from any liabilities with respect to the claims listed on Schedule 4.2(n); (ii) and no employee is due any bonus or other compensation other than their regular salaries, which will have been paid to date as of the Effective Date; and (iii) there are no discrimination, human rights, disability, unfair labor practice claim, or any other claim or cause of action pending or, to Seller’s knowledge, threatened against Seller by any of its current or past employees.  Seller has no liability to provide medical benefits to former employees of Seller or their spouses or dependents.  Seller is not a party to any collective agreement nor, to the knowledge of Seller, is any union organizational campaign or representation petition currently pending.

(o)	Intentionally Deleted.

(p)
Schedule 1.2(e) sets forth an accurate and complete list of all Intellectual Property owned by or licensed to Seller and is the only intellectual property (other than the Third Party Licenses) used in the operation of the Company Business. Seller has not received any written or oral notice or claim challenging Seller’s exclusive and sole ownership of the Intellectual Property or suggesting that any other person or entity has any claim of legal or beneficial ownership or other claim or interest with respect thereto (other than the licensors under the Third Party Licenses). Seller has not granted to any person any right, license, or permission to use any of the Intellectual Property. There are no agreements involving the grant to any person or entity of any right to distribute, develop, prepare derivative works based on, support or maintain or otherwise commercially exploit any of the Intellectual Property. To the Seller’s knowledge, the use or other exploitation of the Intellectual Property, as used in the Company Business, do not conflict with, infringe upon, violate, or result in a misappropriation of any intellectual property rights or other proprietary rights of any person or entity, nor is any of the foregoing subject to any outstanding order, judgment, decree, stipulation, or agreement restricting the use thereof or restricting the sale, transfer, assignment or licensing of such to Purchaser. To its knowledge, Seller has the exclusive right to bring actions against any person or entity that is infringing the Intellectual Property owned by Seller and to retain for itself any damages recovered in any such action. All Third Party Licenses are in full force and effect and are enforceable and Seller is not aware of any breach thereof or aware of any claim or information to the contrary. There are no outstanding and no threatened disputes or disagreements with respect to any Third Party License.

(q)
To its knowledge, no royalties, fees, honoraria, volume-based, milestone, or other payments are payable by Seller to any person or entity by reason of the ownership, use, sale, licensing, distribution or other exploitation of any software, Owned Intellectual Property, or other Intellectual Property relating to the conduct or operation of the Company Business.

(r)
Seller is not nor has it been a party to any proceeding, nor has any proceeding been threatened, that involves or involved a claim of infringement, misappropriation or other wrongful use or exploitation, either by Seller or by any person or entity against Seller, of any Intellectual Property used or exploited by Seller in the conduct of the Company Business, nor, is there any reasonable basis for such.

(s)
There are no existing arrangements or proposed transactions between Seller and any officer or director or holder of any of the shares of Seller or any Affiliate or Associate of any of them (other than arrangements or transactions entered into in the ordinary course of business on terms no more favourable to such officer, director, holder, Affiliate or Associate than the terms on which such arrangements or transactions would be entered into with an unrelated third party), and to Seller’s knowledge, no current executive officer or director of Seller has ever filed for bankruptcy under bankruptcy or insolvency laws or been convicted of a felony.  For purposes of this Agreement, a person or entity is an “Affiliate” of a person or another entity if the person or entity directly or indirectly controls, is controlled by, or is under direct or indirect common control with, the person or other entity.  For purposes of this Agreement, a person or entity is an “Associate” of a person or another entity if the person or entity is: (a) a corporation or organization of which such person is an officer, partner or manager of or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person or entity serves as trustee or in a similar capacity, or (c) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director, officer, partner or manager of such person or any of its parents or subsidiaries.

(t)
To the best of its knowledge, the Seller has maintained all necessary insurance in connection with the Company Business, as well as insurance in connection with the employees employed in connection with the Company Business.  Seller shall have no obligation to maintain any insurance applicable to it or the operation of the Company Business prior to the Closing Date, and Purchaser shall be solely responsible to obtain and put into place effective as of the Closing Date all insurance which Purchaser deems necessary for the assets of and the Purchaser’s operation of the Company Business.

For purposes of these representations, the term “without knowledge” or “to the best of its knowledge,” means to the best of the Seller’s present actual knowledge and without investigation or inquiry.  Seller shall not be in breach of any representation or warranty contained herein to the extent that Lewis Finch had knowledge of or reasonably should have known, any fact that would make any such representation or warranty false; provided, however, that Lewis Finch shall not be deemed to have reasonably known of any fact or occurrence solely within the knowledge of the Seller’s parent company.

5.   TRANSITIONAL SERVICES. To ensure an orderly transition of the Company Business following Closing, Seller, at no additional charge, shall provide Purchaser:

(a)
Hosting Services – At no cost to Seller, for a ninety (90) day period on and after the Closing Date, provide hosting services to the Company Business at Seller’s existing hosting facility at the same service levels and using the same Seller provided equipment (subject to replacement). Upon notice to the Seller, Purchaser shall be afforded reasonable access to the servers to conduct testing and other configuration requirements. Seller covenants to assist Purchaser at no cost to Seller in its efforts to transition to a new server environment.

(b)	Goodwill –Intentionally Deleted.

6. Conditions to Closing. The obligations of the Seller and Purchaser to consummate the Closing are subject to the fulfillment of all of the following conditions on or prior to the Closing Date:

(a)	All obligations of Seller and Purchaser to be performed under the Agreement through and including the Closing Date shall have been performed.

(b)
Seller shall have procured all of the third party and governmental consents, authorizations, and approvals required to be obtained by it under this Agreement, including but not limited to, the consent and approval of Wachovia Bank, N.A.

(c)
No suit or proceeding shall have been commenced or threatened by any governmental authority or other person on any grounds to restrain, enjoin or hinder, or to seek material damages on account of, the consummation of the Transaction.

7. POST-CLOSING AGREEMENTS AND COVENANTS

7.1.  Change of Ownership of Owned Domain Names. Within 30 days from the Closing Date, Seller covenants and agrees, but at no cost to Seller, to use its reasonable best efforts to assist with the recordation of the transfer of ownership of the Owned Domain Names to Purchaser’s domain name register to be duly recorded in the name of and for the sole benefit of the Purchaser

7.2.  Change of Ownership of Owned Marks. Within 30 days from the Closing date, Seller covenants and agrees, but at no cost to Seller, to use its reasonable best efforts to assist with the transfer of the recordation of ownership of the Owned Marks to be duly recorded in the name of and for the sole benefit of the Purchaser.

7.3.  Post-Closing Agreements. From and after the Closing, the parties shall have the respective rights and obligations which are set forth in the remainder of this Section 7 and Sections 8 and 9.

7.4.  Inspection of Records. Purchaser shall retain and make all of the books and records (including work papers in the possession of their respective accountants)  delivered to it by the Seller at Closing and relating to the operation and conduct of the Company Business prior to the Effective Date available for inspection by Seller, or its representatives, relating to any matter to ensure compliance with this Agreement and any other agreement or arrangement arising therefrom, including all transactions occurring prior to and those relating to the Closing, and to enable the Seller to prepare and file all applicable tax returns. Such inspection shall take place only during normal business hours, upon reasonable prior written notice. Such right of inspection shall continue for a two (2) year period commencing on the Closing Date and shall be limited only to those books and records reasonably related to the compliance issue in question.

7.5.  Back-Up.  Intentionally Deleted.

7.6.  Further Assurances.  The parties shall execute such further documents and instruments, and perform such further acts, as may be necessary to comply with the terms of this Agreement and consummate the Transaction.

7.7.  Cooperation.  Purchaser agrees to cooperate in good faith, but without expense, with the Seller in connection with that certain lawsuit filed against the Seller identified on Schedule 4.2(j), by providing testimony, consultation, documents or other information reasonable deemed by the Seller to assist it with the defense of such claims.

7.8  Re-Sale of Assets. Purchaser represents and warrants to Seller that it has no present intent to re-sell or otherwise transfer or dispose of the Acquired Assets or the Company Business following the Closing Date.  To the extent Purchaser sells, disposes of or enters into any transaction by which the all or substantially all of the Acquired Assets or the Company Business is transferred (including but not limited to a transaction involving the sale, transfer or exchange of the Purchaser’s stock) within eighteen (18) months of the Closing Date, the Purchaser agrees to pay to Seller, upon such closing or at such other time as the purchase price or consideration is paid, fifty percent (50%) of the amount by which the purchase price or other consideration received exceeds the Purchase Price under this Agreement.  Purchaser agrees to notify Seller of such transaction prior to the closing thereof, and to provide copies of all transactional documents, including closing statements, receipts, promissory notes or similar documents to evidence and confirm the amounts due to Seller hereunder.

8. INDEMNIFICATION

8.1.  General.  From and after the Closing, the parties shall indemnify each other as provided in this Section 8.  All the representations, warranties, and covenants made in this Agreement or in any agreement, certificate or other document delivered or given pursuant to this Agreement shall survive the execution and delivery of this Agreement and the completion of the Transaction and, notwithstanding such completion and notwithstanding any investigations made by or on behalf of the party to this Agreement to whom or in whose favor such covenants, representations and warranties were made, shall continue in full force and effect for a period of 12 months following the Closing Date, after which period the respective parties shall be released from their respective obligations and liabilities hereunder, except in respect of claims made in writing prior to the expiry of such period, provided that:

(a)
all covenants, representations and warranties relating to taxes, tax liability or other tax matters for any period ending prior to or on the Closing Date shall survive the closing of the transactions contemplated herein for any period during which any taxing authority may make any claim or assessment based on any return filed or failed to be filed plus a period of 30 days, after which period the party making such covenants, representations and warranties shall be released from their obligations and liabilities hereunder, except in respect of claims made in writing prior to the expiry of such period;

(b)
any claims based upon or with respect to the inaccuracy or non-performance or non-fulfilment or breach of any representation, warranty or covenant respecting taxes, tax liability or other tax matters set out herein may be brought at any time, if such claim is based upon any failure or omission to file a return or any misrepresentation made or fraud committed in filing a return or in supplying information under any legislation pursuant to which any taxes are imposed;

(c)
any claims based upon any misrepresentation, or breach or inaccuracy in any of the representations and warranties set out herein may be brought against such party at any time if such claim is based upon fraud in respect of or relating to such misrepresentation, breach or inaccuracy at the time such representation or warranty was made by such party; and

(d)	any claim based upon the representations and warranties contained in Section 4.2(f) shall survive for the statute of limitations period under applicable law.

For the purposes of this Section 8, the term “fraud” as it relates to a claim based upon misrepresentation or breach or inaccuracy of any representation or warranty shall mean an intentional perversion of the truth for the purpose of inducing another in reliance upon it to part with some valuable thing belonging to him or to surrender a legal right; a false representation of a matter of fact, whether by words or by conduct, by false or misleading allegations, or by concealment of that which should have been disclosed, which deceives and is intended to deceive another so that he shall act upon it to his legal injury. Under no circumstance, however, may a claim be brought beyond the applicable statute of limitations for any such claim.

8.2.  Indemnification Obligations.

8.2.1.  Seller.  Each Seller jointly and severally agree to defend, indemnify, save and keep harmless Purchaser and its shareholders, officers and directors, and their respective successors and permitted assigns against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:

(a)	any material inaccuracy in or material breach of any representation or warranty made by Seller in this Agreement or in any document delivered to Purchaser in connection with this Agreement;

(b)
any breach by Seller, or failure by Seller to comply with, any of its material obligations or agreements under this Agreement (including, without limitation, its or his obligations and agreements under this Section 8 and under Section 9); or

(c)
the failure to discharge (and to indemnify and hold Purchaser harmless from) any liability or obligation of Seller, including without limitation pursuant to Section 2.2, other than the Assumed Liabilities, or any claim against any such indemnified party with respect to any such liability or obligation or alleged liability or obligation;

(d)
the failure to comply with the requirements of any transfer laws or fraudulent conveyance statute applicable to Seller or the Acquired Assets, which to any extent results in any claim against any such indemnified party with respect to any such liability or obligation or alleged liability or obligation resulting from any such failure; or

(e)	any Unassumed Liabilities.

8.2.2.  Purchaser’s Indemnification Covenants.  Purchaser shall defend, indemnify, save and keep harmless Seller and its shareholders, officers, directors, affiliates, and their respective successors and permitted assigns against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:

(a)           any material inaccuracy in or material breach of any representation or warranty made by Purchaser in this Agreement or in any document delivered to Seller in connection with this Agreement;

(b)	any breach by Purchaser of, or failure by Purchaser to comply with, any of its obligations under this Agreement (including, without limitation, its obligations under this Section 8);

(c)
Purchaser’s failure to pay, discharge and perform when due any of the Assumed Liabilities or any claim against any such indemnified party with respect to any such liability or obligation or alleged liability or obligation; or

(d)	any Assumed Liabilities; and

(e)	any act or omission of the Purchaser occurring after the Effective Date which relates directly or indirectly to the operation or conduct of the Company Business or the use of the Acquired Assets.

8.2.3.  Damages.  As used in this Agreement, the term “Damages” shall mean all liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, losses, fines, penalties, damages, costs and expenses, including, without limitation reasonable attorneys’, accountants’, investigators’, and experts’ fees and expenses, sustained or incurred in connection with the defense, settlement or investigation of any such claim, provided that in all circumstances any such liability shall result directly from a material breach of its obligation, covenants, representations, warranties or indemnifications under this Agreement, which shall exclude any indirect, special, incidental, or consequential damages.

8.3  Procedure for Indemnification Involving Third Party Claims.

(a)
Within fifteen (15) days after receipt by a party indemnified under this Section 8 of notice of the commencement of any legal proceeding against it by a third party, such indemnified party shall, if a claim is to be made against an indemnifying party under this Section 8, give notice to the indemnifying party of the commencement of such proceeding, which notice shall specify the nature of the claim in reasonable detail and contain copies of all correspondence and other documentation and agreements with respect to such claim.  However, the failure to notify the indemnifying party shall not relieve the indemnifying party of any liability that it may have to the indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is materially prejudiced by the indemnified party’s failure to give such notice.

(f)
If any proceeding referred to in Section 8.3(a) is brought against an indemnified party and it gives the required notice to the indemnifying party of the commencement of such proceeding, the indemnifying party shall be entitled to participate in such proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such proceeding and the counsel chosen by the indemnifying party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 8 for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a proceeding, (a) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; (b) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (i) there is no finding or admission of any violation of law or governmental requirement or any violation of the rights of any person and no adverse effect on any other claims that may be made against the indemnified party, (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party, and (iii) the indemnified party is given a full release; and (c) the indemnifying party shall have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any proceeding and the indemnifying party does not, within ten (10) days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will be bound by any determination made in such proceeding or any compromise or settlement effected by the indemnified party, unless it successfully contests such liability.

(g)
Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such proceeding, at the indemnifying party’s expense, but the indemnifying party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

8.4.  Procedure for Indemnification Not Involving Third Party Claims.  A claim for indemnification for any matter not involving a third-party claim made in any legal proceeding may be asserted by written notice to the party from whom indemnification is sought.

8.5.  Claims in Writing.  Any indemnified party shall not be entitled to recover under this Section 8 for a breach of representation, warranty or obligation, or otherwise, unless a claim has been asserted in writing, reasonably specifying the detail thereof, prior to the expiration thereof as specified in Section 8.1.

9. NON-DISCLOSURE/NON-SOLICITATION

9.1.  Non-Disclosure.  Each Seller acknowledges that the Confidential Information is one of the assets being purchased by Purchaser and that upon closing that purchase, the Confidential Information will be proprietary information exclusively owned by Purchaser. Each Seller, jointly and severally, covenants that none of the Confidential Information, nor any part of it, shall be used for its own purposes, be disclosed to anyone other than Purchaser or its employees or representatives. These obligations shall be in addition to, and not in substitution of, obligations under the North Carolina Trade Secrets Protection Act. For purposes of this Agreement, "Confidential Information" shall include all documents, information, and materials concerning or containing Confidential Information, whether written or stored electronically or otherwise in machine readable form, or disclosed orally or visually, and any and all data or information contained in or extracted from any of the foregoing. Notwithstanding the preceding to the contrary, disclosure of the applicable portion of the Confidential Information shall be permitted where: (i) that information is required to be disclosed by applicable law or regulation, by court order, or for tax reporting purposes; (ii) that information is reasonably necessary to be disclosed to enforce the disclosing party’s rights under this Agreement; or (iii) that information has otherwise become a part of the public domain other than by a breach of this Section.

9.2.  Non-Solicitation/Non-Interference.

(a)      Each Seller, jointly and severally, covenant that for the two (2) year period commencing on the Effective Date, that they will not:

(i)           directly or indirectly solicit, interfere with, or endeavor to direct or entice away from Purchaser any customer listed on Schedule 9.2(a)(ii) ; or

(ii)           interfere with, entice away, or otherwise attempt to obtain the withdrawal of any employee or independent contractor of Purchaser, including, but not limited to, the Transferred Employees.

(b)      Each Seller acknowledges and agrees that all covenants, provisions, and restrictions contained in this Section 9 are reasonably necessary for the protection of the Company Business, are essential elements to this Agreement, and that, but for these covenants, provisions, and restrictions, Purchaser would not have entered into this Agreement.

(c)      Each Seller further acknowledges and agrees that in the event of a violation of the covenants, provisions, and restrictions contained in this Section 9, Purchaser shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief and an accounting of all profits and benefits arising out of such violation, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which such enforcing parties may be entitled.

(d)      In the event that any provision of this Section 9 relating to time period and/or territory shall be declared by a court of competent jurisdiction to exceed the maximum time period and/or territory such court deems reasonable and enforceable, said time period and/or territory shall be deemed to become and thereafter be the maximum time period and/or territory which such court deems reasonable and enforceable. Such court order shall be deemed a modification of this Agreement and shall require no further action on the part of the parties.

10. MISCELLANEOUS

10.1.  Publicity.  Except to the extent required by law or regulation, this Agreement shall be confidential and neither of any Seller nor Purchaser nor their respective affiliates, parents, officers, directors, agents or representatives shall disclose the terms or contents hereof to any third party other than to each parties attorneys, accountants and advisors.  Purchaser acknowledges and agrees that the Seller’s parent company may make such disclosure as may be required by applicable law or regulation, the US Securities and Exchange Commission or other applicable governmental agency. This obligation shall survive the Closing; provided that after Closing, Purchaser may: (i) make a public announcement that it has acquired the Company Business; and (ii) may make any and all disclosures reasonably necessary to operate the Company Business.

10.2.  Notices.  Any notice, request, demand, or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been duly given: (i) upon receipt if personally delivered; (ii) upon successful completion of transmission if transmitted by email, facsimile transmission or other similar electronic or digital transmission method with a copy thereof also mailed, first class mail, proper postage prepaid; (iii) at the close of business on the next business day after it is sent, if sent by recognized overnight delivery service with all fees paid in advance by the sender; or (iv) at close of business on the fifth business day after it is sent, if mailed, certified mail, proper postage prepaid, in each case transmitted or addressed to:

If to Seller: Marketsmart Advertising, Inc. 15550 Lightwave Drive, 3rd Floor Clearwater, FL 33760 Attention: Wallace Ruiz, CFO Fax: (727) 324-0063 Email: wallace.ruiz@inuvo.com	If to Purchaser: The Finch Agency, Inc. 2227 Long Pine Lane Raleigh, NC 27603 Email: lfinchmsa@gmail.com
with a copy to: John D. Mullen Phelps Dunbar, LLP 100 S. Ashley Street Suite 1900 Tampa, FL 33617 Email: jmullen@phelps.com Fax: (813) 472-7570	with a copy to: James M. Day Burns, Day & Presnell, PA 2626 Glenwood Ave, Ste 560 Raleigh, NC 27608 Fax: (919) 782-2311 Email: jday@bdppa.com and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 10.2.

10.3.  Currency.  All dollar amounts referred to in this Agreement shall be in United States funds.

10.4.  Expenses.  Except as otherwise expressly provided in this Agreement, each party shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the Transaction, including, without limitation, attorneys’, accountants’, and other professional fees and expenses (including, without limitation, brokerage fees and commissions).  Seller has retained the brokerage firm of McFarland Dewey & Co. and shall be responsible for any fees that may be due that firm. Each party represents to the other that they have not otherwise engaged the services of a broker, finder, or similar agent in connection with the Transaction. Each party shall indemnify the other from and against any brokers’ or finders’ fees or commissions or similar obligations incurred or alleged to have been incurred by the indemnifying party in connection with the proposed Transaction.

10.5.  Entire Agreement.  All attached exhibits and schedules, if any, are incorporated by reference and made a part of this document and the term "Agreement" shall be deemed to include all such exhibits and schedules. This document (together with the attached exhibits, any documents incorporated into this document, and all documents contemplated to be delivered as a part of the Transaction) constitutes the entire agreement between the parties on this subject matter and supersedes any and all prior agreements, arrangements and understandings, whether written, oral, electronic, or otherwise, between the parties. No modification of this Agreement shall be binding unless in writing and signed by the party against which that modification is sought to be enforced.

10.6.  Non-Waiver.  The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, right, or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

10.7.  Jurisdiction/Choice of Forum.  This Agreement shall be deemed executed and completed in North Carolina and the courts of North Carolina shall have exclusive jurisdiction over any disputes as to the terms of this Agreement. By their signatures below, the parties consent to the exclusive, personal jurisdiction by the courts of North Carolina and to venue in Wake County, North Carolina and waive any objection thereto with respect to any matters arising out of this Agreement.

10.8.  Severability.  If any one or more of the provisions of this Agreement shall be held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby; such court or other authority is authorized and directed to modify or amend the invalid, illegal, or unenforceable provision to the minimum extent necessary to render it valid and enforceable and to achieve as fully as lawful the intention of such provision, and such provision, as so modified or amended, shall be valid and binding upon the parties.

10.9.  Binding Effect; Benefit.  This Agreement shall inure to the benefit of and be binding upon the parties to this Agreement and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties to this Agreement, and their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

10.10.  Assignability.  Neither Seller nor Purchaser may assign its rights or delegate its obligations, in whole or in part, under this Agreement to any third party without the written consent of the other party, which may be denied or withheld in its sole and absolute discretion.

10.11.  Remedies. The right and remedies provided by this Agreement are cumulative and are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise. The use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. No waiver of any right or remedy shall be enforceable unless it is in writing and signed by all of the parties in interest that may be adversely affected by such waiver and, in any event, shall not operate as a waiver of any other right or remedy or of the same right or remedy, on a future occasion.

10.12  Construction.  This Agreement shall be construed in accordance with the laws of North Carolina without giving effect to its conflict of laws principles and shall be construed as having been drafted by both parties, jointly, and not in favor of, or against, one party or the other. All words and phrases in this Agreement shall be construed to include the singular or plural number, and the masculine, feminine, or neuter gender, both as the context requires. This Agreement may be executed in two (2) or more counterparts as the parties may desire and each counterpart shall constitute an original.  Delivery of an executed copy of this Agreement via pdf or facsimile transmission shall be deemed to be delivery of an original. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

10.13.  Time. Time is of the essence in connection with each and every provision of this Agreement. Any date specified in this Agreement which is a Saturday, Sunday or legal holiday shall be extended to the first regular business day after such date which is not a Saturday, Sunday or legal holiday.

10.14.  Attorneys’ Fees. Nothing in this Agreement shall be deemed or construed to constitute or create a partnership, association, joint venture, or agency between the parties. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision of this Agreement is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees from the unsuccessful party, in addition to any other available remedy.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first above written.
SELLER:		PURCHASER:

MARKETSMART ADVERTISING, INC.,		THE FINCH AGENCY, INC.,
a North Carolina corporation		a North Carolina corporation

By:	/s/ Wallace Ruiz	By:	/s/ Lewis Finch
Name/Title:	Wallace Ruiz, CFO	Name/Title:	Lewis Finch, President

RIGHTSTUFF, INC.,
North Carolina corporation

By:	/s/ Wallace Ruiz
Name/Title:

CHECKUP MARKETING, INC.,
a North Carolina corporation

By:	/s/ Wallace Ruiz
Name/Title: